                 ALLENERGY MARKETING COMPANY, L.L.C. (MA)
                       Consolidated Income Statement
                     Periods Ended September 30, 1998
      (expressed in millions, rounded to hundred thousands of dollars)
                    (Unaudited, subject to adjustment)

                                                                    Nine
                                                     Quarter        Months
                                                     -------        ------
Operating revenue                                     $ 25.2       $ 82.8
Cost of sales                                           24.8         80.4
                                                      ------       ------
Gross margin                                             0.4          2.4
                                                  ------           ------
Selling, general and administrative
  Salaries and benefits                                                                          2.5       8.7
  Selling and marketing                                                                          0.8       2.9
  Professional fees                                      0.6          2.6
  Office expense                                         0.7          1.8
  Other                                                  0.4          1.1
                                                      ------       ------
    Total selling, general, and administrative                                                   5.0      17.1
                                                      ------       ------
Operating loss                                          (4.6)       (14.7)
Other income (expense)                                   0.1          0.1
                                                      ------       ------
Net loss                                              $ (4.5)      $(14.6)
                                                      ======       ======